FIRST AMENDMENT TO
                      AMENDED AND RESTATED RIGHTS AGREEMENT


         FIRST AMENDMENT to the Amended and Restated Rights Agreement, dated as of May 24, 1999 (this "Amendment"), between TNP Enterprises, Inc., a Texas corporation (the "Company") and The Bank of New York (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent have previously entered into that certain Amended and Restated Rights Agreement, dated as of August 11, 1998 (the "Agreement");

         WHEREAS, pursuant to Section 27 of the Agreement, the Company may from time to time prior to the Distribution Date (as defined in the Agreement) (as defined in the Agreement) supplement or amend the Agreement in accordance with the provisions of such Section 27;

         WHEREAS, the Company will be entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 24, 1999, among the Company, SW Acquisition, L.P. and ST Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Parent ("Sub"), whereby Sub will merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Agreement as set forth herein in connection with the foregoing, and the Company and the Rights Agent desire to evidence such amendment in writing.

         NOW, THEREFORE, the Company and the Rights Agent hereby amend the Agreement as follows:

         Section 1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Agreement, and each reference in the Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Agreement as amended hereby. All references to the Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

         Section 2. The definition of "Acquiring Person" in Section 1(a) of the Agreement is hereby amended by adding the following at the end of such section:

         Notwithstanding anything contained in this Agreement to the contrary, for purposes of this Agreement, neither SW Acquisition, L.P. ("Parent") nor ST Acquisition Corp. ("Sub") shall be deemed to be an Acquiring Person solely by virtue of (i) the execution of that certain Agreement and Plan of Merger (as such agreement may be amended from time to time, the "Merger Agreement"), dated as of May 24, 1999, by and among the Company, Parent and Sub; (ii) the consummation of the Merger (as defined in the Merger Agreement); or (iii) the consummation of the other transactions contemplated by the Merger Agreement.

         Section 3. The definitions of "Beneficial Owner" and "beneficially own" are amended by adding the following at the end thereof:

         Notwithstanding anything contained in this Agreement to the contrary, none of Parent, Sub or any of their Affiliates or Associates shall be deemed to be the Beneficial Owner of, or to beneficially own, any of the Common Stock of the Company solely by virtue of the approval, execution or delivery of the Merger Agreement or the transactions contemplated thereby.

         Section 4. The definition of "Stock Acquisition Date" in Section 1(ll) is hereby amended by adding the following at the end of such section:

         ; provided, however, that no Stock Acquisition Date shall occur by reason or as a result of the Merger or any other transactions contemplated by the Merger Agreement.

         Section 5. The definition of "Triggering Event" in Section 1(pp) is hereby amended by adding the following at the end of such section:

         ; provided, however, that no Triggering Event shall occur by reason or as a result of the Merger or any other transactions contemplated by the Merger Agreement.

         Section 6. Section 3(a) is hereby amended by adding the following at the end of such section:

         Notwithstanding anything to the contrary contained in this Agreement, a Distribution Date shall not occur solely as a result of (i) the execution of the Merger Agreement; (ii) the consummation of the Merger; or (iii) the consummation of the other transactions contemplated by the Merger Agreement.

         Section 7. Section 7(a) is hereby amended and restated to read in its entirety as follows:

                  Exercise. Subject to Section 7(e) (Exercise of Rights; Purchase Price; Expiration Date of Rights -- Termination of Acquiring Person's Rights), at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in
         Section 9(c) (Reservation and Availability of Capital Stock -- Registration under the Act), Section 11(a)(iii) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights -- Certain Adjustments), Section 23(a) (Redemption and Termination -- Redemption), and Section 24(b) (Exchange -- Effect of Exchange; Procedure)), in whole or in part, upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable and an amount equal to any applicable transfer tax, at or prior to the earliest of (i) the Final Expiration Date, (ii) the Redemption Date, (iii) the expiration of the Rights pursuant to Section 13(d) (Consolidation, Merger or Sale or Transfer of Assets or Earning Power -- Exceptions), or (iv) the consummation of the Merger (the earliest of (I), (ii), (iii) and (iv) being herein referred to as the "Expiration Date"). The payment of the Purchase Price and the applicable transfer tax, if any (as such amount may be reduced pursuant to Section 11(a)(iii) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights -- Certain Adjustments)), may be made (x) in cash, (y) by certified bank check or bank draft payable to the order of the Company or (z) by delivery of a certificate or certificates (with appropriate stock powers executed in blank attached thereto) evidencing a number of shares of Common Stock equal to the then Purchase Price divided by the closing price (as determined pursuant to Section 11(d) (Adjustment of Purchase Price; Number and Kind of Shares or Number of Rights -- Current Market Price)) per share of Common Stock on the Trading Day immediately preceding the date of such exercise. In the event that the Company is obligated to issue other securities (including Common Stock) of the Company, pay cash and/or distribute other property pursuant to Section 11(a), the Company will make all arrangements necessary so that such other securities, cash and/or other property are available for distribution by the Rights Agent, if and when appropriate. The Company reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Common Stock would be issued.

         Section 8. Section 13(a) is hereby amended by adding the following at the end of such section:

         Notwithstanding anything to the contrary contained in this Agreement, the execution of the Merger Agreement, the consummation of the Merger and the consummation of the other transactions contemplated by the Merger Agreement shall not be deemed to be events of the type described in this Section 13(a) and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.

         Section 9. Section 30 is hereby amended and restated to read in its entirety as follows:

         Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock) any legal or equitable right, remedy or claim under this Agreement, by virtue of the consummation of the Merger, or by virtue of the execution of the Merger Agreement; but this agreement shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, the registered holders of the Common Stock).

         Section 10. A new Section 35 is hereby added reading in its entirety as follows:
                  Section 35. Termination. This Agreement and the Rights established hereby will terminate in all respects immediately prior to the consummation of the Merger.

         Section 11. This Amendment shall be shall be governed by and construed in accordance with the laws of Texas.

         Section 12. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         Section 13. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

         Section 14. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                                                     * * * * *

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.



Attest:                                 TNP ENTERPRISES, INC.



By:      /s/ Michael D. Blanchard        By:      /s/ Kevern R. Joyce
         ------------------------                 ------------------------
         Michael D. Blanchard                     Kevern R. Joyce
         Vice President and General               President and Chief Executive
         Counsel                                  Officer






                                        THE BANK OF NEW YORK,
                                        as Rights Agent


                                        By:      /s/ William F. Powers
                                                 -------------------------
                                                 William F. Powers
                                                 Assistant Vice President